Exhibit 2
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of December 4, 2023, by and between Kevin M. Rendino (the “Assignor”) and 180 Degree Capital Corp., a New York corporation (the “Assignee”).

RECITALS

WHEREAS, the Assignor is the owner of 30,000 stock options for the purchase of common stock (the “Securities”) of Synchronoss Technologies, Inc. (the “Company”), which Securities were granted to the Assignor on the date hereof as a result of the Assignor’s position as a member of the board of directors of the Company; and

WHEREAS, the Assignor is serving as a member of the Company’s board of directors solely on behalf of the Assignee, which holds an equity investment in the Company; and

WHEREAS, the Assignor has agreed to assign to the Assignee, and the Assignee has agreed to assume, the Assignor’s economic and beneficial interest in the Securities;

NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Assignment and Assumption. The Assignor hereby assigns and transfers, and the Assignee hereby assumes, all of the Assignor’s economic and beneficial interest in the Securities;

2. Terms of the Assignment and Assumption. The Assignor hereby acknowledges that the Assignor now holds the Securities solely for the benefit of the Assignee, which shall be entitled to any distributions or proceeds derived therefrom. In addition, the Assignor further agrees as follows:

(a)The Assignor shall not:
(i)offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, the Securities without the Assignee’s express written consent;
(ii)enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction is to be settled by delivery of other securities, in cash or otherwise, without the Assignee’s express written consent; or
(iii)vote the Securities without express written voting instructions from the Assignee; and
(b)The Assignor shall comply promptly with any written instructions from the Assignee with respect to the holding, disposition or voting of the Securities, and shall take all steps reasonably necessary to carry out the intent of any such instructions; and

(c)The Assignor shall promptly deliver, or cause to be delivered, to the Assignee any distributions or other proceeds derived from the Securities, including, but not limited to, proceeds from the sale or disposition of the Securities; provided, however, that the Assignor shall be permitted to retain or receive in cash from the Assignee any such amounts as may be reasonably necessary to pay any taxes incurred personally thereby in connection with the holding or disposition of the Securities.

4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by telecopy) to the other party.

5. Revocability and Assignability. This Agreement is irrevocable, and the provisions hereof shall be binding upon each of the Assignor and Assignee and each of their respective successors, assigns, heirs and legal representatives.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflict of laws principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction and the Investment Company Act of 1940, as amended (the “1940 Act”). In the event of a conflict between the laws of the State of New York and the 1940 Act, the applicable provision of the 1940 Act shall control.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ASSIGNOR

Name:     /s/ Kevin M. Rendino

ASSIGNEE

By:     /s/ Daniel B. Wolfe
Name:     Daniel B. Wolfe
Title:     President